EXHIBIT 10.3
SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT
     This Second Amendment to Amended and Restated Credit Agreement (this “Second Amendment”) is made as of this 23rd day of July, 2009 by and among
THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation;
the other BORROWERS set forth on Annex A and Annex B hereto, the LENDERS party hereto, and
BANK OF AMERICA, N.A., a national banking association, as Administrative Agent and Collateral Agent;
in consideration of the mutual covenants herein contained and benefits to be derived herefrom.
WITNESSETH
     A. Reference is made to the Amended and Restated Credit Agreement (as amended and in effect, the “Credit Agreement”) dated as of December 27, 2007 by and among the Company, the other Borrowers, the Lenders, Bank of America, N.A., as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A. and Wells Fargo Retail Finance LLC, as Co-Syndication Agents, The CIT Group/Business Credit, Inc., as Documentation Agent and Banc of America Securities LLC and JPMorgan Chase Bank, N.A., as Co-Lead Arrangers.
     B. The parties to the Credit Agreement desire to modify and amend certain provisions of the Credit Agreement, as provided herein.
     Accordingly, the parties hereto agree as follows:
     1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.
     2. Amendment to Article I of the Credit Agreement. As of the Amendment Effective Date, the provisions of Article I of the Credit Agreement are hereby amended as follows:
a.	The definition of “Aggregate Tranche A-1 Commitments” is hereby amended by deleting the last sentence thereof in its entirety and substituting the following in its stead:

As of the Amendment Effective Date, the Aggregate Tranche A-1 Commitments are $20,000,000.

b.	The definition of “Applicable Margin” is hereby deleted in its entirety and the following substituted in its stead:

“Applicable Margin” means, for any Interest Payment Date with respect to a particular Type of Loan, the applicable rate per annum set forth in the applicable pricing grid below:

	ABR	Applicable
	Applicable	LIBOR
Facility	Margin	Margin	Unused Fee
Tranche A	2.25%	3.25%	0.25%
Term Loan	2.25%	3.25%	N/A
Tranche A-1	3.50%	4.50%	0.50%
Term A-2	5.00%	6.00%	N/A
c.	The definition of “Average Daily Excess Availability” is hereby deleted in its entirety.

d.	The definition of “Principal Properties” is hereby deleted in its entirety and the following substituted in its stead:

“Principal Properties” means, the Real Estate described on Schedule 1.01(C),

e.	The definition of “Qualified Preferred Stock” is hereby deleted in its entirety and the following substituted in its stead:

“Qualified Preferred Stock” means, with respect to any Person, any preferred capital stock or preferred equity interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (a) except as set forth in the proviso hereto, mature or becomes mandatorily redeemable prior to the Maturity Date, pursuant to a sinking fund obligation or otherwise; (b) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Preferred Stock, prior to the Maturity Date; or (c) except as set forth in the proviso hereto, become redeemable at the option of the holder thereof, in whole or in part, prior to the Maturity Date, provided that such preferred capital stock or preferred equity interest. may by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) become mandatorily redeemable or redeemable at the option of the holder thereof upon the occurrence of a Change in Control only if (i) the Administrative Agent or the Required Lenders have declared an Event of Default on account thereof, (ii) all Obligations have been irrevocably paid in full in cash, (iii) all Letters of Credit have been cancelled and the L/C Exposure has been cash collateralized in accordance with the provisions of Section 7.02(c), and (iv) all Commitments have been terminated. The Agent and the Lenders acknowledge that, as of the Amendment Effective Date, the convertible preferred stock issued in connection with the Convertible Preferred Stock Transaction constitutes Qualified Preferred Stock.

f.	The definition of “Tranche A-1 Inventory Advance Rate” is hereby deleted in its entirety and the following substituted in its stead:

“Tranche A-1 Inventory Advance Rate means 92.5%.

g.	The definition of “Tranche A-1 Prescription Advance Rate” is hereby deleted in its entirety and the following substituted in its stead:

“Tranche A-1 Prescription Advance Rate” means 87.5%.

h.	The definition of “Tranche A-1 Real Estate Advance Rate” is hereby deleted in its entirety and the following substituted in its stead:

“Tranche A-1 Real Estate Advance Rate” means 55%.

i.	The definition of “Triggering Event” is hereby amended by deleting the number “$75,000,000” wherever the same shall appear and substituting the number “$90,000,000” in its stead.

j.	The following new definitions are hereby added in appropriate alphabetical order:

“Amendment Effective Date” has the meaning set forth in the Second Amendment.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Company and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or, other than annual accretion on the Convertible Notes, any future period (in each case of or by Company and its Subsidiaries for such Measurement Period), minus (b) the following to the extent increasing such Consolidated Net Income: (i) federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income other than non-cash items which will represent a cash item in a future period (in each case of or by the Borrowers and their Subsidiaries for such Measurement Period), all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, for any Measurement Period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) Capital Expenditures made during such period, minus (iii) the aggregate amount of federal, state, local and foreign income taxes paid in cash during such period to (b) the sum of (i) Debt Service Charges plus (ii) the aggregate amount of all Restricted Payments made in cash under Sections 6.08(a)(i) and 6.08(a)(ii), in each case, of or by Company and its Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP; provided the items described in clauses (a)(ii), (a)(iii) and (b) above made by a Person prior to the date it becomes a Subsidiary of the Company or any of the Company’s Subsidiaries or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries shall be excluded in the calculation of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest financing costs, and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by Company and its Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of Company and its Subsidiaries for the most recently completed Measurement Period, all as determined on a consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of any non-wholly owned Subsidiary of the Company during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to the Company or any of its wholly owned Subsidiaries during such period, (c) the income (or loss) of any Person during such Measurement Period and accrued prior to the date it becomes a wholly owned Subsidiary of the Company or any of the Company’s wholly owned Subsidiaries or is merged into or consolidated with the Company or any of its wholly owned Subsidiaries or that Person’s assets are acquired by the Company or any of its wholly owned Subsidiaries, and (d) the income of any direct or indirect Subsidiary of the Company (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that Company’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Convertible Preferred Term Sheet” means the terms set forth on Exhibit S hereto.

“Convertible Preferred Stock Transaction” means the issuance by the Company of 175,000 shares of its convertible preferred stock on the terms set forth in the Convertible Preferred Term Sheet and the Articles Supplementary of 8% Cumulative Convertible Preferred Stock, Series [A-T, A-Y, B-T and B-Y] of the Company.

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid or required to be paid for such Measurement Period, plus (b) principal payments made or required to be made on account of Indebtedness of the Company and its Subsidiaries (excluding the Obligations and any refinancings and refundings of Indebtedness permitted under this Agreement, but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Measurement Period” means, at any date of determination, the most recently completed twelve (12) fiscal months of Company.

“Permitted Refinancings” means any refinancings, refundings, renewals, extensions or replacements of Indebtedness permitted hereunder; provided that (i) the principal amount of such indebtedness is not increased at the time of such refinancing, refunding, renewal, extension or replacement (except by an amount equal to any reasonable premiums, fees and expenses incurred, in connection with such refinancing, refunding, renewal, extension or replacement), and (ii) the result of such refinancing, refunding, renewal, extension or replacement shall not be an earlier maturity date or decreased weighted average life of such indebtedness, and (iii) the terms relating to collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewal, extension or replacement indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Secured Parties than the terms of the agreements or instruments governing the Indebtedness being refinanced, refunded, renewed, extended or replaced.

“Second Amendment” means the Second Amendment to Amended and Restated Credit Agreement dated as of July 23, 2009 between, among others, the Company, the Administrative Agent and the Required Lenders.

“Second Lien Notes” means senior secured notes issued by the Company (and any notes registered with the SEC in exchange therefor) (i) which are in an aggregate principal amount not to exceed $400,000,000, (ii) which are secured by the Collateral (or a portion thereof), (iii) which have a maturity of no earlier than 180 days after the Maturity Date, (iv) which do not require principal amortization until all Obligations have been paid in full, (v) which are subject to an intercreditor agreement satisfactory in form and substance to the Required Lenders, (vi) the proceeds of which are utilized to repay the Tranche A-Loans and the Tranche A-1 Loans (without a permanent reduction in the Commitments), to repay other Indebtedness of the Company or any Subsidiary (as long as such repayment is in accordance with, and permitted by, the Credit Agreement), to pay related fees and expenses and for working capital and other general corporate purposes, (vii) which may be guaranteed by the Subsidiaries of the Company which have executed a Guaranty of the Obligations; and (viii) which are on terms consistent with the preliminary Offering Memorandum dated July 23, 2009, other than changes which are not adverse to the Secured Parties in any material respect.
     3. Amendments to Article V of the Credit Agreement. As of the Amendment Effective Date, the provisions of Section 5.09(b) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
(b) The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) in consultation with the Borrowers to conduct commercial finance examinations and appraisals of the assets included in the computation of the Tranche A Borrowing Base and the Tranche A-1 Borrowing Base, including supporting systems, processes and controls, all at the expense of the Borrowers (i) subject to the provisions of clauses (ii) and (iii) below, up to two (2) times during any twelve month period, (ii) up to three (3) times during any twelve month period in which Excess Availability is at any time less than $100,000,000, and (iii) at any time at the request of the Administrative Agent after the occurrence and the continuation of an Event of Default; provided, that, notwithstanding the provisions of clause (ii) above, no more than two (2) appraisals of Eligible Real Estate, Eligible Leaseholds, and Scripts may be conducted during any twelve month period unless an Event of Default has occurred and is continuing. In addition to the foregoing the Administrative Agent will have the right to conduct such commercial finance examinations and appraisals at the expense of the Administrative Agent, but no more frequently than twice in any calendar year. The expenses reimbursable by the Borrowers pursuant to his Section shall include the reasonable fees and expenses of any representatives retained by the Administrative Agent.

     4. Amendments to Article VI of the Credit Agreement. As of the Amendment Effective Date, the provisions of Article VI of the Credit Agreement are hereby amended as follows:
a.	The provisions of Section 6.01 of the Credit Agreement are hereby amended by deleting clause (xiv) in its entirety and substituting following in its stead:
(xiv) Indebtedness of the Borrowers on account of the Convertible Notes, in an aggregate principal amount not to exceed $420,000,000, plus any additional amounts recorded in accordance with GAAP related to the convertible bond hedge and warrant transaction issued concurrently with the Convertible Notes, outstanding at any time (or such greater amount as the Administrative Agent, in its discretion, may agree) and any Permitted Refinancings thereof;
b.	The provisions of Section 6.01(a) of the Credit Agreement are hereby further amended by deleting the word “and” at the end of clause (xiii), deleting the period at the end of clause (xiv) and substituting “; and” in its stead, and adding the following new clause:
(xv) Indebtedness of the Loan Parties on account of the Second Lien Notes and any Permitted Refinancings thereof.
c.	The provisions of Section 6.02 of the Credit Agreement are hereby amended by deleting the word “and” at the end of clause (i), deleting the period at the end of clause (j) and substituting “; and” in its stead, and adding the following new clause:
(k) Liens to secure the Second Lien Notes and any Permitted Refinancings thereof;
d.	The provisions of Section 6.08(a) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
(a) The Company will not, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Company may declare and pay cash dividends to the holders of the convertible preferred stock issued in connection with the Convertible Preferred Stock Transaction, provided that immediately before and after giving effect to any such Restricted Payment (1) the Loan Parties, on a consolidated basis, are Solvent, (2) Excess Availability on the date of any such dividend and average monthly Excess Availability projected on a pro forma basis for the following twelve months shall be in an amount greater than twenty percent (20%) of Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), and (3) no Default or Event of Default has occurred and is continuing, (ii) the Company may make other Restricted Payments, provided that immediately before and after giving effect to any such Restricted Payment (1) the Loan Parties, on a consolidated basis, are Solvent, (2) Excess Availability on the date of any such Restricted Payment and average monthly Excess Availability projected on a pro forma basis for the following twelve months shall be in an amount greater than twenty percent (20%) of Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), (3) the Consolidated Fixed Charge Coverage Ratio is equal to at least 1.1:1.0, and (4) no Default or Event of Default has occurred and is continuing, (iii) the Company may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock or, with respect to the convertible preferred stock issued in connection with the Convertible Preferred Stock Transaction, additional shares of such preferred stock or additional shares of its common stock, and (iv) Subsidiaries may declare and pay dividends ratably with respect to their capital stock.
e.	The provisions of Section 6.08(b) of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
(b) The Company will not, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) in respect of principal of, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness of the Company or any Subsidiary provided that:
(i) except as provided in clause (iv), below, the Loan Parties may make regularly scheduled or mandatory repayments or redemptions of Indebtedness permitted under Section 6.01 (including, without limitation, payments of principal and interest as and when due);
(ii) the Company or any Subsidiary may make payments and distributions in respect of, and purchase, redeem, retire, acquire, cancel or terminate any Indebtedness of the Company or any Subsidiary (including the Convertible Notes) by the issuance of common stock or Qualified Preferred Stock of the Company or its Subsidiaries;
(iii) the Company or any Subsidiary may make other voluntary payments and distributions in respect of, and purchase, redeem, retire, acquire, cancel or terminate any Indebtedness of the Company or any Subsidiary (including the Convertible Notes), provided that immediately before and after giving effect to any such distribution or payment (A) the Loan Parties, on a consolidated basis, are Solvent, (B) Excess Availability on the date of such distribution or payment and projected on a pro forma basis for the following twelve months shall be in an amount greater than twenty percent (20%) of the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), and (C) no Default or Event of Default has occurred and is continuing or would arise therefrom;
(iv) in addition to the provisions of clause (ii), above, the Company may make mandatory prepayments of principal due under the Convertible Notes as long as immediately before and after giving effect to any such distribution or payment (A) the Loan Parties, on a consolidated basis, are Solvent, (B) Excess Availability on the date of such payment and projected on a pro forma basis for the following twelve months shall be in an amount greater than twenty percent (20%) of the Tranche A-1 Borrowing Base (or, if the Tranche A-1 Commitments have been terminated, the then Tranche A Borrowing Base), and (C) no Default or Event of Default has occurred and is continuing or would arise therefrom; and
(iv) refinancings and refundings of such Indebtedness subject to and in accordance with the terms of this Agreement.
f.	The provisions of Section 6.09 of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
The Company will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties (it being agreed that such condition may be satisfied by the Company’s obtaining a “fairness” opinion from a Person reasonably acceptable to the Administrative Agent), (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) the Convertible Preferred Stock Transaction, and (d) payments to Affiliates of Placement Fees, Transaction Advisory Fees and expense reimbursements on the consummation of the Convertible Preferred Stock Transaction in the amounts set forth in the Convertible Preferred Term Sheet.
g.	The provisions of Section 6.10 of the Credit Agreement are hereby amended by adding the words “or in the agreements relating to the Second Lien Notes,” after the words “Schedule 6.10” in the first line thereof.

h.	The provisions of Section 6.11 of the Credit Agreement are hereby deleted in their entirety and the following substituted in their stead:
The Company will not, nor will it permit any Subsidiary to, amend, modify or waive any of (a) the provisions of its certificate of incorporation, by-laws or other organizational documents (including, without limitation, the documents relating to the Convertible Preferred Stock Transaction) in a manner materially adverse to the Lenders (b) its rights and obligations under other Material Contracts in a manner materially adverse to the Lenders, (c) the terms of the Company’s 9 3/8% Senior Quarterly Interest Bonds due 2039 (“QUIBs”) and any refinancings or replacements of any of the foregoing in a manner materially adverse to the Lenders, or (d) the terms of the Convertible Notes, the Second Lien Notes, and any refinancings or replacements of any of the foregoing in a manner materially adverse to the Lenders, including, without limitation, in the case of clauses (c) and (d) and amendment, modification or waiver which, (i) shortens the scheduled maturity date of the QUIBs, the Convertible Notes or the Second Lien Notes other than as the result of an acceleration after the occurrence of an event of default thereunder; or (ii) changes the prepayment, redemption or defeasance provisions thereof which could reasonably be expected to accelerate or shorten the time for any payments thereunder or otherwise in a manner adverse to any Loan Party.
     5. Acknowledgement and Waiver.
a.	The Borrowers and Lenders hereby acknowledge that the Aggregate Tranche A-1 Commitments will be reduced on the Amendment Effective Date to $20,000,000 and the Lenders waive any provisions of Section 2.09(c) of the Credit Agreement which was otherwise prohibit or restrict such commitment reduction.

b.	The Agents and the Lenders each acknowledge and agree that the Articles Supplementary of 8% Cumulative Convertible Preferred Stock, Series [A-T, A-Y, B-T and B-Y] of the Company and any other amendments to the Company’s organizational documents in connection with the Convertible Preferred Stock Transaction (which amendments are described on Exhibit S attached hereto) will not violate Section 6.11 of the Credit Agreement.
     6. Conditions Precedent to Effectiveness. The amendments to the Credit Agreement provided in Sections 2, 3 and 4 of this Second Amendment shall become effective as of the date (the “Amendment Effective Date”) when each of the following conditions precedent have been fulfilled to the satisfaction of the Administrative Agent:
a.	This Second Amendment shall have been duly executed and delivered by the Borrowers and the Required Lenders and shall be in full force and effect.

b.	All action on the part of the Borrowers necessary for the valid execution, delivery and performance by the Borrowers of this Second Amendment shall have been duly and effectively taken and evidence thereof satisfactory to the Administrative Agent shall have been provided to the Administrative Agent.

c.	The Borrowers shall have paid to the Administrative Agent, (i) for the pro rata account of the Lenders consenting to the Second Amendment (including Bank of America, N.A.), an amendment fee in an amount equal to 0.20% of each such Lender’s Tranche A Commitment, Tranche A-1 Commitment (after giving effect to the reduction of the Tranche A-1 Commitments on the Amendment Effective Date), and outstanding Term Loans and Term A-2 Loans. Such fee shall be earned upon and payable in full in cash upon the Amendment Effective Date, and (ii) such expense reimbursements and other charges to the Administrative Agent as are then due and payable.

d.	The issuance of the Second Lien Notes shall have occurred and the Loan Parties shall have received the proceeds therefrom, and, if the Convertible Preferred Stock Transaction has been consummated, the Loan Parties shall have received the proceeds therefrom.

e.	After giving effect to the Second Amendment, the issuance of the Second Lien Notes and the application of the proceeds therefrom (and, if applicable, from the

Convertible Preferred Stock Transaction), no Default or Event of Default shall then exist.

f.	The Borrowers shall have provided such additional instruments and documents to the Administrative Agent as the Agents and Agents’ counsel may have reasonably requested.
     7. Miscellaneous.
a.	Except as otherwise expressly provided herein, all provisions of the Credit Agreement and the other Loan Documents remain in full force and effect.

b.	This Second Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.

c.	This Second Amendment expresses the entire understanding of the parties with respect to the transactions contemplated hereby. No prior negotiations or discussions shall limit, modify, or otherwise affect the provisions hereof.

d.	Any determination that any provision of this Second Amendment or any application hereof is invalid, illegal or unenforceable in any respect and in any instance shall not effect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality or enforceability of any other provisions of this Second Amendment.

e.	The Borrowers shall pay on demand all costs and expenses of the Agents, including, without limitation, reasonable attorneys’ fees in connection with the preparation, negotiation, execution and delivery of this Second Amendment.

f.	The Borrowers warrant and represent that the Borrowers have consulted with independent legal counsel of the Borrowers’ selection in connection with this Second Amendment and are not relying on any representations or warranties of the Agents, the Lenders or their counsel in entering into this Second Amendment.

     IN WITNESS WHEREOF, the parties have duly executed this Second Amendment as of the day and year first above written.

THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

By:	/s/ Brenda Galgano

Name:	Brenda Galgano
Title:	CFO

APW SUPERMARKETS, INC.
COMPASS FOODS, INC.
FOOD BASICS, INC.
HOPELAWN PROPERTY I, INC.
MCLEAN AVENUE PLAZA CORP.
SHOPWELL, INC. [A DELAWARE ENTITY]
SUPER FRESH FOOD MARKETS, INC.
SUPER FRESH/SAV -A- CENTER, INC.
SUPER MARKET SERVICE CORP.
SUPER PLUS FOOD WAREHOUSE, INC.
TRADEWELL FOODS OF CONN., INC.
WALDBAUM, INC.

By:	/s/ Christopher McGarry

Name:	Christopher McGarry
Title:	VP & Secretary

LO-LO DISCOUNT STORES, INC.

By:	/s/ William Moss

Name:	William Moss
Title:	VP & Treasurer

PATHMARK STORES, INC.
AAL REALTY CORP.
BERGEN STREET PATHMARK, INC.
BRIDGE STUART INC.
EAST BRUNSWICK STUART LLC
LANCASTER PIKE STUART, LLC
MACDADE BOULEVARD STUART, LLC
PLAINBRIDGE LLC
UPPER DARBY STUART, LLC

By:	/s/ Christopher McGarry

Name:	Christopher McGarry
Title:	President

BANK OF AMERICA, N.A.,
as Administrative Agent, as Collateral
Agent, and as Lender

By:	/s/ Christine Hutchinson

Name:	Christine Hutchinson
Title:	Principal

WELLS FARGO RETAIL FINANCE LLC, as Lender

By:	/s/ Michelle L. Ayou

Name:	Michelle L. Ayou
Title:	Vice President

ANNEX A
APW SUPERMARKETS, INC.
COMPASS FOODS, INC.
FOOD BASICS, INC.
HOPELAWN PROPERTY I, INC.
MCLEAN AVENUE PLAZA CORP.
SHOPWELL, INC.
SUPER FRESH FOOD MARKETS, INC.
SUPER FRESH/SAV-A-CENTER, INC.
SUPER MARKET SERVICE CORP.
SUPER PLUS FOOD WAREHOUSE, INC.
TRADEWELL FOODS OF CONN., INC.
WALDBAUM, INC.

     ANNEX B
PATHMARK STORES, INC.
AAL REALTY CORP.
MACDADE BOULEVARD STUART, LLC
BERGEN STREET PATHMARK, INC.
BRIDGE STUART INC.
EAST BRUNSWICK STUART LLC
LANCASTER PIKE STUART, LLC
PLAINBRIDGE LLC
UPPER DARBY STUART, LLC